Exhibit 10.1

EMPLOYMENT AGREEMENT
AGREEMENT, dated as of the 8th day of October, 2015, by and among Essex Rental Corp., a Delaware corporation ("Parent" and collectively with ECRC and Coast, the “Company”), Essex Crane Rental Corp., a Delaware corporation (“ECRC”), Coast Crane Company, a Delaware corporation (“Coast”) and Nicholas Matthews (“Employee”).
WHEREAS ECRC and Coast are each an indirect, majority-owned subsidiary of Parent;
WHEREAS the Company is engaged in the business of purchasing, selling, leasing or other provision of new and used cranes (but excluding the manufacturing of cranes) (the “Business”);
WHEREAS Employee is currently employed as President and Chief Executive Officer of each of Parent, ECRC and Coast, and is a member of the Board of Directors of Parent (the "Board"); and
WHEREAS the Company is desirous of formalizing its understanding for Employee’s employment, all upon the terms and subject to the conditions hereinafter provided.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:
1.Employment.

Each of Parent, ECRC and Coast agree to employ Employee, and Employee agrees to be employed by each such party, upon the terms and subject to the conditions of this Agreement. During the Term (as defined below), Employee will be re-nominated for election to the Board at the expiration of each term of office as a member of the Board and the Company shall use its best efforts to cause Employee to be elected to the Board.
2.Term.

The term of Employee’s employment under this Agreement (the “Term”) shall commence on the date hereof (the “Commencement Date”) and shall continue until the earlier of (i) the first anniversary of the Commencement Date and (ii) such earlier date on which the Term is terminated pursuant to Section 5. Unless sooner terminated in accordance with Section 5, the Term shall automatically be renewed and extended for successive periods of one (1) year unless either party hereto shall have notified the other party hereto in writing that such extension shall not take effect at least 90 days prior to the end of the initial Term or of any extension.
3.Duties.

During the Term, each of Parent, ECRC and Coast shall employ the Employee and the Employee shall serve as each such party's President and Chief Executive Officer. Subject to the authority and direction of the board of directors of the applicable employer, the Employee shall have the duties, authorities and responsibilities for the general management and control of the affairs and business of each of the Parent, ECRC and Coast (including the affairs and businesses of Coast Crane Ltd, and the other subsidiaries of the Company), and shall perform such other duties and exercise such other authorities commensurate with Employee’s position which are or from time to time may be delegated to him by such board of directors. The principal location of Employee’s employment shall be 1110 Lake Cook Road, Suite 220, Buffalo Grove, IL. Employee shall be entitled to relocate his principal location of employment subject

Exhibit 10.1

to obtaining the prior approval of the Board. Employee shall devote his entire working time to the affairs of the Company and shall faithfully and to the best of his ability perform his duties hereunder. Notwithstanding the foregoing, nothing herein shall prohibit Employee from (i) engaging in personal investment activities for himself and his family that do not give rise to any conflict of interests with the Company or its affiliates; (ii) acting as a director or in a similar role for an entity unrelated to the Company if such role does not give rise to any conflict of interests with the Company or its affiliates; and (iii) engaging in charitable and civic activities, in each case and collectively to an extent that does not materially interfere with the performance of Employee’s duties for the Company hereunder.

4.Compensation and Benefits.

(a)Parent, ECRC and Coast, jointly and severally, shall pay to Employee a base salary (the “Base Salary”) at a rate of $400,000 per annum, payable in accordance with the Company’s payroll practices for its executive employees. On each anniversary of the Commencement Date or such other appropriate date as may be agreed by the parties during the Term, the Company shall review the Base Salary and determine if, and by how much, the Base Salary should be increased. Employee’s Base Salary in effect from time to time may not be decreased without Employee’s consent. Employee shall not be entitled to any fees or other compensation for serving on the Board or board of Directors of ECRC and/or Coast (or any other subsidiary of the Company).

(b)Employee shall be eligible to receive awards made pursuant to Parent’s 2008 Long-Term Incentive Plan and 2011 Long-Term Incentive Plan (as the same may be amended from time to time) (as amended, the “Plans”) at such times, in such amounts and on such terms and conditions as determined by the Compensation Committee in accordance with the Plans. Any additional grants of options, restricted stock, share appreciation rights or similar incentive arrangements will be at the discretion of the Compensation Committee of Parent.

(c)For each calendar year ending during the Term, in addition to Base Salary, Employee shall be entitled to receive a bonus (“Bonus”), payable in cash or common stock of Parent, as determined by the Compensation Committee in its sole discretion, from the bonus pool established for Parent’s senior management based on Parent’s achievement of earnings before interest, taxes, depreciation and amortization (on a consolidated basis) targets established by the Board. The Bonus will be paid by March 15 of the year following the year to which the Bonus relates (e.g., the Bonus for calendar year 2015 will be paid by March 15, 2016). During the Term, Employee shall be entitled to participate in those retirement plans, deferred compensation plans, group insurance, life, medical, dental, disability and other benefit plans of the Company at the same level as those benefits are provided by the Company from time to time to other senior executives of the Company. Also, during the Term, Employee shall be entitled to fringe benefits and perquisites at the same level as those benefits are provided by the Company from time to time to other senior executives of the Company generally. The company will reimburse the Employee for the reasonable attorney fees, not exceeding $10,000, actually incurred by Employee in connection with the negotiation of this Agreement promptly upon presentation of proper documentation thereof from the Employee.

(d)The Company shall promptly pay to Employee the approved reasonable expenses incurred by him in the performance of his duties hereunder in accordance with the Company’s policies in effect from time to time, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Employee, shall promptly reimburse him for such payment, provided that Employee provides proper documentation thereof in accordance with the Company’s policy.

Exhibit 10.1

(e)Effective as of the Commencement Date, Employee shall be entitled to twenty (20) days of paid vacation in any full calendar year and five (5) “personal days” in any full calendar year. Employee shall be entitled to carry over unused vacation days to the extent permitted by, and otherwise in accordance with, the Company’s vacation policies for its senior management. Personal days for each calendar year during the term shall accrue in accordance with the Company’s policies for its salaried personnel and Employee shall not be entitled to carry over unused personal days accrued during a calendar year into any subsequent year.

(f)Company shall pay the reasonable costs of Employee’s memberships in work-related professional organizations as are appropriate for one in Employee’s position with the Company.

(g)The Company may, at its discretion, subscribe for and maintain, on behalf of the Company, life insurance or key-man insurance with respect to Employee in such amount and upon such terms or conditions as the Company may deem reasonable. Employee shall cooperate with the Company in connection with the obtaining of any such policies, including, without limitation, the submission to physical examination and blood testing by a physician or other medical professional selected by the Company. The proceeds of such insurance policies will be owned by the Company, and neither the Employee nor his heirs will have any rights therein or claims thereto.

5.Termination.

Employee’s employment hereunder shall be terminated as of the applicable Termination Date (as defined below) upon Employee’s death or Disability, upon expiration of the Term in the event of delivery by either party of a notice of non-renewal pursuant to Section 2, termination by the Company without Cause or upon Employee’s voluntarily leaving the employ of the Company without Good Reason, and may also be terminated as of the applicable Termination Date by delivery of a Notice of Termination (i) by the Company for Cause or (ii) by Employee for Good Reason, with each such term defined as follows:
(a)For Cause. A termination for “Cause” is a termination evidenced by a resolution adopted by the Board after finding in good faith that Employee has:

(i)engaged in gross negligence or willful misconduct in connection with or arising out of the performance of his duties hereunder and such negligence or misconduct has not been cured (if curable) within a period of thirty (30) days after the Company has given written notice to Employee;

(ii)been under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of his duties under this Agreement;

(iii)engaged in behavior that would constitute grounds for liability for sexual harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state regulatory body) or, in the reasonable opinion of the Board, other egregious conduct violative of laws governing the workplace; or

(iv)been indicted in for a criminal offense in connection with an act of fraud, larceny, misappropriation of funds or falsification or manipulation of any records of the Company or embezzlement or any other felony or crimes of moral turpitude; or

Exhibit 10.1

(v)materially breached this Agreement (in a manner not covered by any of subparagraphs (i) through (iv) of this Section 5(a)) and such breach has not been cured within thirty (30) days after written notice thereof has been given to the Employee by the Company.

(b)Good Reason. “Good Reason” shall mean the occurrence of any of the following conditions which remain uncured for a period of thirty (30) days after the Company’s receipt of written notice thereof:
(i)A material breach by the Company of this Agreement (in a manner not covered by any of subparagraphs (ii) through (iv) of this Section 5(b));

(ii)A material reduction in Base Salary or a change in the bonus program identified in Section 4(c) that materially reduces Employee’s bonus opportunity;

(iii)The Employee ceases to be the Company’s “principal executive officer” for proxy reporting purposes during any period in which the Company is required to file a proxy under the federal securities laws;

(iv)A material diminution in Employee’s authorities, duties or responsibilities; provided, that, ceasing to serve on the Board as a result of the vote of stockholders of Parent shall not constitute Good Reason); or

(v)Relocation of the principal location of Employee's employment greater than twenty-five (25) miles other than approved by Employee.

(c)Disability. A “Disability” shall be deemed to exist if Employee has been unable to substantially perform his duties hereunder for 90 consecutive days or for 180 days in any 365 day period by reason of any physical or mental illness or injury.

(d)Notice of Termination. A “Notice of Termination” shall mean a written notice which, to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment, and sets for the Termination Date. No purported termination by the Company for Cause or by Employee for Good Reason shall be effective without proper delivery of a Notice of Termination by the terminating party within 90 days of the relevant party’s initial knowledge of the existence of the condition giving rise to the termination.

(e)Termination Date. “Termination Date” shall mean (i) in the case of the Employee’s death, his date of death, (ii) in the case of Disability, the date such Disability first exists as determined in accordance with Section 5(c) above, (iii) in the case of a termination contemplated by Section 5(a) or 5(b) above, the date specified in the Notice of Termination, (iv) in the case of termination by the Company without Cause or resignation by Employee without Good Reason, the date of such termination or resignation, and (v) following delivery of a notice of non-renewal by either party pursuant to Section 2, the last day of the Term.
6.Effect of Termination or Non-Renewal.

(a)Death. In the event of the termination of Employee’s employment as a result of his death, the Company shall:

Exhibit 10.1

(i)pay to his estate the Base Salary earned through the Termination Date (pro rated for any partial month) plus accrued but unpaid vacation and any Bonus in respect of a prior and current year which has been earned but not yet paid; and

(ii)reimburse to Employee’s estate for any expenses pursuant to Section 4(e);
and Employee’s estate shall not have any further entitlement to any other compensation or benefits from the Company or Parent other than as expressly provided herein or pursuant to any Company benefit plans.
(b)For Cause by the Company. In the event that Employee’s employment is terminated by the Company for Cause, the Company shall:

(i)pay to Employee the Base Salary earned through the Termination Date (pro rated for any partial month) plus accrued but unpaid vacation; and

(ii)reimburse Employee for any expenses pursuant to Section 4(e);
and Employee shall have no further entitlement to any other compensation or benefits from the Company or Parent other than as expressly provided herein or pursuant to any Company benefit plan.
(c)Termination by the Company without Cause, Disability of Employee, termination by Employee with Good Reason or upon Expiration of the Term. In the event that (A) Employee’s employment is terminated by the Company without Cause (other than by reason of his death), (B) Employee incurs a Disability, (C) Employee terminates his employment for Good Reason, (D) the Term expires following delivery by Company of a notice of non-renewal pursuant to Section 2, (E) Employee resigns without Good Reason, or (F) the Term expires following delivery by Employee of a notice of non-renewal pursuant to Section 2, then the Company shall:

(i)pay to Employee the Base Salary earned through the Termination Date (pro rated for any partial month) plus accrued but unused vacation and any Bonus in respect of a prior and current year which has been earned but not yet paid;

(ii)reimburse Employee for any expenses pursuant to Section 4(e); and

(iii)subject to the terms of Section 8(a) and 8(b) below, (w) in the event of termination due to Disability, pay Employee 100% of Base Salary and provide health benefits in accordance with Section 4(d) for a period commencing within 30 days of Employee’s termination of employment and ending on a date that is twelve (12) months after the date payment commenced, (x) in the event of expiration of the Term following delivery by Company of a notice of non-renewal pursuant to Section 2, (A) pay Employee 100% of Base Salary for a period commencing within 30 days of such expiration and ending on a date that is twelve (12) months after the date payment commenced plus (B) pay Employee a pro rata portion of the target bonus in effect for the year of expiration (based on the Company’s performance as of the end of the most recently completed financial quarter) plus 50% of the actual bonus paid in the prior year, plus (C) provide health benefits in accordance with Section 4(d) for the period described in (A) above, (y) solely at the election of the Company in its sole discretion, in the event of expiration of the Term following delivery by Employee of a notice of non-renewal pursuant to Section 2, (A) pay Employee 100% of Base Salary for a period commencing within 30 days of such expiration and ending on a date that is twelve (12) months after the date payment commenced plus (B) pay Employee a pro rata portion of the target bonus in effect for the year of expiration (based on the Company’s performance as of the end of the most recently completed financial quarter) plus 50% of the actual bonus paid in the prior year, plus (C) provide

Exhibit 10.1

health benefits in accordance with Section 4(d) for the period described in (A) above, and (z) in the event of Employee’s termination by the Company without Cause or Employee’s resignation for Good Reason, (A) pay Employee 100% of Base Salary for a period commencing within 30 days of Employee’s termination of employment and ending on a date that is twelve (12) months after the date payment commenced plus (B) pay Employee the target bonus in effect for the year of termination or, if none, the actual bonus paid in the year prior to termination, plus (C) provide health benefits in accordance with Section 4(d) for a period commencing within 30 days of Employee’s termination of employment and ending on a date that is twelve (12) months after the date payment commenced, provided, that all such payments shall be payable in accordance with the Company’s normal payroll practices for its executives and key management personnel subject to Section 6(d) below. Notwithstanding the foregoing, in the event Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations issued thereunder, to the extent required by Code Section 409A, payment of Base Salary and Bonus payable pursuant to this paragraph (iii) shall instead commence on the first day of the seventh month following termination of employment and continue for twelve (12) months thereafter.

As a condition to payment of the above compensation and benefits, Employee must deliver to the Company a general release in favor of the Company (and its respective directors, officers, employees, successors and assigns) in form and substance reasonably acceptable to the Company, releasing any and all claims of Employee arising out of or by reason of his termination of employment hereunder (the “Release”), and the Release shall not have been revoked by Employee. Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Employee may receive from any other source.
(d)This Section 6 sets forth the only obligations of the Company with respect to the termination of Employee’s employment with the Company, and Employee acknowledges that upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Agreement. Except as set forth in section 6(c)(iii) above, any and all payments to Employee or his estate, as the case may be, shall be paid within fifteen (15) business days of the applicable Termination Date.

(e)The obligation to pay severance to Employee as provided in Section 6(c)(iii) above, if applicable, shall be joint and several as among Parent, ECRC and Coast.

7.Protection of Confidential Information.

Employee acknowledges and agrees that he will not divulge to anyone (other than the Company and its affiliates or any persons employed or designated by the Company or in connection with the Employee’s duties hereunder) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or its affiliates, including, without limitation, non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates, customers or suppliers, that, in any case, is not otherwise available to the public (other than by Employee’s breach of the terms hereof). The provisions of this Section 7 shall apply both during the time that Employee is employed by the Company and thereafter.

Exhibit 10.1

8.Restriction of Competition; Interference; and Non-Solicitation.

(a)As a significant inducement to the Company to enter into and perform its obligations under this Agreement, during the Term and the Restricted Period (defined below), if any, Employee shall not anywhere in the United States of America and Canada, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner, including as an employee, advisor or consultant or similar role, with any business engaged directly or indirectly in the Business. Nothing contained herein shall prohibit the Employee from being a passive owner of not more than 5% of the outstanding equity of any class of an entity which is publicly traded. The term “Restricted Period” shall mean the one year period commencing on Termination Date; provided, however, in the case of delivery of a notice of non-renewal by the Employee pursuant to Section 2 above, there is no Restricted Period unless the Company delivers to Employee within ten days of such expiration a written election agreeing to make payments and provide benefits set forth in Section 6(c)(iii). Notwithstanding the foregoing, except in the case of termination by the Company for Cause pursuant to Section 5(a) or resignation by Employee without Good Reason, (x) the Employee’s obligations under this Section 8(a) shall terminate in the event that the Company ceases to make payments and provide benefits pursuant to Section 6(c)(iii), and (y) the Company’s obligation to make payments and provide benefits pursuant to Section 6(c)(iii) shall terminate in the event that Employee ceases to comply with his obligations under this Section 8(a).

(b)In addition to, and not in limitation of, the non-competition covenants set forth above in this Section, the Employee agrees that during the Term and the Restricted Period (defined above), he will not, directly or indirectly, (i) solicit, induce or attempt to induce any executive, employee, consultant or contractor of the Company or its affiliates to terminate his or her employment or his or her services with the Company provided, however, the foregoing restriction will not prohibit contact between Employee and any individual that results from (A) such individual’s response to a general solicitation or advertisement that is not specifically directed or targeted to such Person, or (B) such individual’s own initiative at any time after his or her termination by the Company, or (ii) solicit business away from, or attempt to sell, license or provide products or services the same as the Business to any customer of the Company or their subsidiaries and/or affiliates. Notwithstanding the foregoing, except in the case of termination by the Company for Cause pursuant to Section 5(a) or resignation by Employee without Good Reason, (x) the Employee’s obligations under this Section 8(b) shall terminate in the event that the Company ceases to make payments and provide benefits pursuant to Section 6(c)(iii), and (y) the Company’s obligation to make payments and provide benefits pursuant to Section 6(c)(iii) shall terminate in the event that Employee ceases to comply with his obligations under this Section 8(b).

(c)The Employee acknowledges (i) the scope and period of restrictions to which the restrictions imposed in this Section applies are fair and reasonable and are reasonably required for the protection of the Company, (ii) this Agreement accurately describes the business to which the restrictions are intended to apply and (iii) the obligations and restrictions provided for herein are an integral part of the consideration motivating the Company to enter into this Agreement;

(d)The Employee agrees that, while he is employed by the Company, and after his Date of Termination, he shall not make any false, defamatory or disparaging statements about the Company or its officers or directors. The Company agrees that, while the Employee is employed by the Company, and after the Date of Termination, neither the Company nor its officers and directors shall make any false, defamatory or disparaging statements about the Employee.

Exhibit 10.1

(e)It is the intent of the parties to this Agreement that the provisions of this Section will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, the Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

(f)In addition, neither during the Term nor at any time thereafter shall Employee disparage the Company or any of its officers, directors or affiliates by making (or causing others to make) any oral or written statements or representations that could reasonably be construed to be a false and misleading statement of fact or a libelous, slanderous or disparaging statement of or concerning any of the aforementioned persons.

9.Specific Remedies.

(a)It is understood by Employee and the Company that the covenants contained in this Section 9 and in Sections 7 and 8 hereof are essential elements of this Agreement and that, but for the agreement of Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. The Company and Employee have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Company and all interests of the Company. Employee agrees that the covenants contained in Sections 7 and 8 are reasonable and valid, and that a breach by Employee of any of such covenants shall be deemed to be a breach of a material provision of this Agreement. Employee acknowledges that the Company will have no adequate remedy at law if Employee violates the provisions of Sections 7 or 8 and that the Company shall have the right upon application to any court of proper jurisdiction to a temporary restraining order, preliminary injunction, injunction, specific performance or other equitable relief.

10.Indemnification; Insurance.

In addition to any rights to indemnification to which Employee is entitled under the Company’s by-laws, to the extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance, Employee at all times, during and after the Term, and, to the maximum extent permitted by applicable law, shall pay Employee’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which Employee may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any subsidiary or affiliate of the Company of Employee as an officer, director or employee of the Company or any subsidiary or affiliate of the Company. The Company shall maintain during the Term and thereafter directors’ and officers’ liability insurance coverage sufficient, as reasonably determined by the Board, to satisfy any indemnification obligation of Company arising under this Section 10.
11.Independence; Severability and Non-Exclusivity.

Each of the rights enumerated in Sections 7 and 8 hereof and the remedies enumerated in Section 9 hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any provision of this Agreement, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenants or rights or remedies which shall be given full effect without regard to

Exhibit 10.1

the invalid portions. If any covenant set forth herein is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in Section 9 or otherwise in the court of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.
12.Compliance with Code Section 409A.

For the purpose of complying with Code Section 409A, reimbursement of expenses under Section 4 shall occur no later than December 31 of the year following the year in which the expense was incurred, and payment of a Gross-Up Payment under Section 4(j) shall be made no later than December 31 of the year following the year in which occurs payment of the related tax. In the event of any inconsistency between any provision of this Agreement and Code Section 409A, including any regulatory and administrative guidance issued from time to time thereunder, the provisions of Code Section 409A shall control. It is the intention of the parties hereto that this Agreement satisfy the requirements of Code Section 409A, and the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Code Section 409A after the date hereof without violating Code Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Code Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Code Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement.
13.Successors; Binding Agreement.

This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. The Company shall be permitted to freely assign its rights, interests and obligations to any parent, subsidiary or affiliate, or to any other third party, which acquires all or substantially all of the stock or assets of the Company. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.
14.Notices.

Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (i) upon personal delivery, if delivered by hand and followed by notice by mail or facsimile transmission, (ii) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (iii) on the next business day, if mailed by an overnight mail service to the parties or sent by facsimile transmission,
To the Company:
c/o Essex Rental Corp.

1110 Lake Cook Road, Suite 220
Buffalo Grove, IL 60089
Attention: Board of Directors

Exhibit 10.1

Facsimile: (847) 215-6535

To Employee:
At the address most recently contained in the Company records or at such other address or telecopy number (or other similar number) as either party may from time to time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or telecopy or other similar means (provided the appropriate answer back is received) thereof and shall be conclusively presumed to have been received on the second business day following the date of mailing or, in the case of personal delivery or telecopy or other similar means, the day of delivery thereof, except that a change of address shall not be effective until actually received.
15.Headings.

The headings of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.
16.Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.
17.Modifications and Waivers.

No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing and signed by Employee. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
18.Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior agreements, negotiations and discussions between the parties hereto, there being no extraneous agreements. This Agreement may be amended only in writing executed by the parties hereto affected by such amendment.
19.Law Governing.

Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the principles of conflicts of law).

[Signature page follows]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the day and year set forth above.

EMPLOYEE:

/s/ Nicholas Matthews
Nicholas Matthews

ESSEX CRANE RENTAL CORP.

By: /s/ Kory Glen
Name: Kory Glen
Title: Secretary and Treasurer

COAST CRANE COMPANY

By: /s/ Kory Glen
Name: Kory Glen
Title: Secretary and Treasurer

ESSEX RENTAL CORP.

By: /s/ Laurence Levy
Name: Laurence Levy
Title: Chairman